EXHIBIT 10.4.2

                              October 27, 1997



Mr. Peter Gibert
Chairman and Chief Executive Officer
260 Townsend Street
San Francisco, California  94107


Dear Peter,

       This   letter  confirms  that  Circle  International   Group's
("Circle") existing employment contract with you, which expires on December 31, 1997, will be extended on the following terms:

Term:                4 years, from January 1, 1998 through
                     December 31, 2001

Annual base salary:  1998:    $375,000
                     1999:    $275,000
                     2000:    $275,000
                     2001:    $275,000


Incentive:           1998:    Pursuant to the company incentive
                              formula to be approved by the Board
                              prior to year-end 1997. If an incentive
                              plan is not implemented, then at a
                              minimum you should be entitled to a
                              bonus of $100,000.

                     1999:    $100,000
                     2000:    $0
                     2001:    $0

     Your minimum bonus for 1998 and 1999 shall be $100,000 on the condition that you are Chairman at the end of each year, otherwise the minimum bonus shall be pro-rated by the number of months worked in the year. The Board reserves the right in the exercise of its complete discretion to award an incentive to you exceeding the amounts reflected above if deemed appropriate by the Board in view of your and the Company's performance.

Car allowance:       $750 per month through December 31, 1999.

Medical coverage:    As per company policy.
                     The company agrees to provide medical coverage to you under its group health insurance plan until you reach age 65, as long as your employment has not been terminated for cause and you have not been re-employed in the United
                     States.




Stock Options:       1998:     50,000 Shares
                     1999:     50,000 Shares
                     Total    100,000

                     The above 100,000 options shall be awarded effective as of the execution of this agreement, and will vest in equal annual installments over 24 months.

Termination:        If your employment is terminated by  the  Company
                    before December 31, 2001 for any reason other than for cause, then you shall be entitled to receive an immediate lump sum buy-out payment of base salary and minimum bonus, if any, for the balance of the term of this agreement.

                    Any unvested stock options will immediately accelerate in the event your employment is terminated by the Company without cause. You will have 90 days after the termination of your employment to exercise such options. If there is a change-in-control in the Company, then either you or the Company may terminate your employment. In which case you would be entitled to receive a lump sum payment equal to your base salary over the remaining term of the agreement. Additionally, the stock option agreement will contain the standard acceleration language for change-in-control events.


      We are pleased to have reached the foregoing extension of your agreement, and look forward to your further contributions. All other terms presently contained in your May 21, 1991 employment agreement will remain in full force and effect unless either superceded by the terms of this letter or a change is mutually agreed to in writing by you and the Company.


     Please sign a copy of this letter indicating your agreement with all of its terms.

                              Very truly yours,



                              /S/ John Kaiser
                              ------------------------
                              JOHN KAISER
                              Chairman of the Human Resources,
                              Compensation and Nominating Committee



AGREED


/S/ Peter Gibert
-------------------
PETER GIBERT